Exhibit 99.1
Non-Employee Director Compensation Program
(As modified by the Compensation Committee of the Board of Directors (the “Board”) of JDA
Software Group, Inc. (“JDA”) on November 7, 2007)
1.     Non-employee directors receive an annual retainer fee of $20,000.
2.     Additional annual retainers will be paid to non-employee directors who serve as the Chairman of the Audit Committee of the Board ($7,500), Chairman of the Compensation Committee of the Board ($2,500) and Chairman of the Nominating and Governance Committee of the Board ($2,500).
3.     Non-employee directors will receive $1,000 for attendance at each regular or special Board meeting, $1,000 for participation in all committee of the Board meetings, including those meetings that are held on the same day as regularly scheduled Board meetings, and reimbursement for reasonable out-of-pocket expenses.
4.     Beginning in 2008, at each annual stockholder meeting of JDA, each non-employee director will automatically be granted 2,000 fully vested shares of restricted stock under the JDA Software Group, Inc.’s 2005 Performance Incentive Plan, as amended from time to time.